Exhibit 10.1

DEED OF IRREVOCABLE UNDERTAKING

To:	Xeris Pharmaceuticals, Inc.

(“Xeris”)

Xeris Biopharma Holdings, Inc.

(“Holdco”)

[    ] May 2021

Dear Sirs

PROPOSED ACQUISITION OF STRONGBRIDGE BY HOLDCO, AN AFFILIATED COMPANY OF XERIS

I refer to the proposed acquisition of Strongbridge Biopharma plc (the “Company”) by Holdco, a newly incorporated company and affiliate of Xeris. Under the proposed transaction, Holdco will offer to acquire the entire issued and to be issued ordinary share capital of the Company pursuant to a Scheme or Takeover Offer (as defined in paragraph 6) (the “Proposed Transaction”) substantially on the terms and subject to the conditions set out in the Rule 2.5 announcement to be issued on today’s date (or such later date as Xeris and Strongbridge may agree) (the “Rule 2.5 Announcement”) (attached at Schedule 2 to this Undertaking) and on such additional terms and subject to such additional conditions as may be required to comply with any Applicable Requirements.

I understand that the Proposed Transaction is currently proposed to be implemented by way of a Scheme and that it is proposed that the terms of the Scheme will be contained in a document prepared and issued by the Company (and addressed, inter alia, to the shareholders of the Company) that would be a scheme circular for the purpose of the Rules and the Act (the “Scheme Document”).

This Undertaking sets out the terms and conditions on which I will vote (or procure a vote) in favour of the Proposed Transaction and the Scheme in respect of the Subject Shares, or if applicable, accept the Takeover Offer (as defined in paragraph 6).

Notwithstanding anything in this Undertaking to the contrary: (i) I am not a party to this Undertaking in any capacity other than in my capacity as a beneficial and/or registered owner of the Subject Shares (or as the person who is otherwise able to control the exercise of all rights attaching to such shares) and am not a party to this Undertaking in my capacity as a director, officer, employee and/or fiduciary of the Company or any of the Company’s Subsidiaries; (ii) nothing herein will be construed to limit, require or affect any action or inaction by me acting in my capacity as a director, officer, employee and / or fiduciary of the Company or any of its Subsidiaries; and (iii) nothing herein will oblige me to take any action or refrain from taking any action which would cause or would reasonably be expected to cause me to be in breach of my fiduciary duties to the Company or any of the Company’s Subsidiaries.

Capitalised terms used in this Undertaking shall have the meaning given to such terms in paragraph 12 below unless otherwise defined.

1.	Shareholdings

Subject to the announcement of the Proposed Transaction pursuant to the Rule 2.5 Announcement, I hereby irrevocably and unconditionally represent and warrant to you that:

1.1

set out in part 1 of Schedule 1 are true, complete and accurate details of the ordinary shares of $0.01 each in the share capital of the Company of which I am the registered and/or beneficial owner (or am otherwise able to control the exercise of all rights attaching to such shares) and I confirm that I own these free of any encumbrances or third party rights of any kind (the “Company Shares”);

1.2

set out in part 2 of Schedule 1 are true, complete and accurate details of all options, warrants or other rights to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any shares of the Company, including, without limitation, the Strongbridge Options, (together with any further such options, warrants and other such rights which I, or the Nominee, may become entitled to and/or receive at any time after the date of this Undertaking (the “Convertible Shares”);

1.3

other than as set out in Schedule 1 and save for any rights provided for in the articles of association of Strongbridge and/or pursuant to company law in favour of the holders of Strongbridge shares generally, I do not have any interest (as defined in the Rules) in any shares of the Company or any direct or indirect right to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any such shares; and

1.4

I have all necessary power and authority to direct the actions of any nominee or custodian who holds legal title to the Subject Shares (as defined in paragraph 2.2 below) on my behalf (the “Nominee”) to enable me to comply with the Obligations.

1.5

I have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform the Obligations.

2.	Dealings and undertakings

2.1

Subject to the announcement of the Proposed Transaction pursuant to the Rule 2.5 Announcement on today’s date (or such other date as Xeris and Strongbridge may agree), I hereby unconditionally and irrevocably agree and undertake to you that (other than in connection with the Proposed Transaction) before this Undertaking lapses in accordance with paragraph 8, I shall not, and shall procure that the Nominee shall not directly or indirectly:

2.1.1

sell, transfer, assign, tender in any tender or exchange offer, dispose of, charge, pledge or otherwise encumber or grant any option or award or other right over or otherwise deal with any of the Company Shares, Convertible Shares or Further Company Shares (together, the “Subject Shares”) or any interest in any of them (whether conditionally or unconditionally), except as set forth in the Transaction Agreement;

2.1.2

vote in favour of any resolution to approve, or otherwise in connection with (i) an acquisition of any shares in the Company by any person other than Holdco (or any member of the Xeris Group, or (ii) any other transaction which is proposed by any person other than Holdco (or any member of the Xeris Group) which relates to the shares of the Company or which could otherwise hinder or impede the implementation of the Scheme;

2.1.3

withdraw the votes in favour of the Scheme referred to in paragraph 3 or the acceptance(s) in the case of a Takeover Offer referred to in paragraph 6 in respect of all or any of the Subject Shares notwithstanding that I may have become entitled to effect such withdrawal by virtue of the Rules or otherwise by the terms of the Proposed Transaction, and shall procure that any vote in favour of the Scheme (or acceptance in the case of a Takeover Offer) in respect of the Subject Shares is not withdrawn;

2.1.4	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Undertaking;

2.1.5

in my capacity as shareholder of Strongbridge, without the consent of Xeris, take any step, including voting the Subject Shares, requisitioning, or joining in requisitioning of, any general or class meeting of the Company, or taking any other action, that would or might reasonably be expected to restrict or impede the Scheme becoming effective or, as the case may be, the Takeover Offer becoming unconditional;

2.1.6

accept or give any undertaking to accept any offer made or proposed to be made in respect of any shares in the Company (by whatever means the same is to be implemented) by any person other than Holdco (or any member of the Xeris Group); or

2.1.7

enter into any agreement or arrangement (whether or not legally binding) with any person, whether conditionally or unconditionally, or give any public indication of intent which is in any way inconsistent with this paragraph 2.1 or which would or might reasonably be expected to restrict the acquisition of the Subject Shares by Xeris or Holdco under the Proposed Transaction.

2.2

I further undertake to you that I shall not, until this Undertaking lapses in accordance with paragraph 8, acquire any interests (as defined in the Rules) or otherwise deal or undertake any dealing (also as defined in the Rules) in any Relevant Securities of the Company (including, for the avoidance of doubt, the exercising, exchange or conversion of any Convertible Shares), except as set forth in the Transaction Agreement.

3.	Undertaking to vote in favour of the Scheme

I hereby irrevocably and unconditionally agree and undertake to you that:

3.1

I shall exercise, or (as appropriate) procure the exercise of, all voting rights attaching to the Subject Shares to vote in favour of all resolutions (including a Relevant Resolution) to approve the Proposed Transaction, the Scheme, and any related matters proposed at any general or class meeting or adjourned or postponed meeting of the Company in connection with the Scheme (“EGM”) and any meeting or class meeting or adjourned or postponed meeting of the Company convened pursuant to section 450 of the Act to approve the Scheme (a “Scheme Meeting”) or at any adjournment or postponement of any such meeting (all such resolutions collectively, the “Scheme Resolutions”);

3.2

I shall execute, or (as appropriate) procure the execution of, any forms of proxy in respect of the Subject Shares required by Xeris validly appointing the Chairman of the meeting or any person nominated by Xeris to attend and vote at any EGM and/or Scheme Meeting (or any adjournment or postponement thereof) in respect of the Scheme Resolutions, and shall ensure that any such executed forms of proxy are received by the Company’s registrars not later than 5:00 p.m. (Irish Time) on the tenth Business Day after the Company sends the Scheme Document to the Company’s shareholders (or, in respect of any Further Company Shares, within five days of acquiring an interest in such shares, if later);

3.3

I shall not revoke (or seek to cause the revocation of) the terms of any proxy submitted in accordance with paragraph 3.2, either in writing or by attendance at any EGM or Scheme Meeting (or any adjournment or postponement thereof) or otherwise;

3.4	I shall not exercise any voting rights attaching to the Subject Shares to vote in favour of any competing scheme of arrangement; and

3.5

If requested by Xeris or Holdco following the release of the Rule 2.5 Announcement, I shall promptly, and in any event in advance of any record date or voting record time set in respect of any EGM or Scheme Meeting, procure that at least one Company Share of which I am the beneficial owner or otherwise interested and which is currently registered in the name of The Depository Trust Company (DTC) nominee Cede & Co. is withdrawn from DTC’s system and registered in my name (or in the name of a Nominee (other than Cede & Co.) on the register of members of the Company.

3.6	A “Relevant Resolution” means:

3.6.1	any Scheme Resolution;

3.6.2	any other resolution (whether or not amended) proposed at a general or class meeting of the Company, or at an adjourned meeting, the passing of which is necessary to implement the Scheme; and

3.6.3	a resolution to adjourn a general or class meeting of the Company whose business includes the consideration of any Scheme Resolution and which is recommended by the board of directors of the Company.

4.	Documentation

4.1	I consent to:

4.1.1	this Undertaking being disclosed to the Panel;

4.1.2

the inclusion of references to me and particulars of this Undertaking and my holdings of relevant securities of the Company being included in the Rule 2.5 Announcement (attached at Schedule 2 hereto), and any Scheme Document, and any other announcement made, or document issued, by or on behalf of the Company and/or Xeris in connection with the Proposed Transaction; and

4.1.3	this Undertaking being available for inspection as required by the Rules.

4.2

I shall promptly give you all such information with respect to my holding of Subject Shares and any assistance as you may reasonably require for the preparation of the Rule 2.5 Announcement, any Scheme Document and any other announcement to be made, or document to be issued, by or on behalf of Xeris, Holdco or the Company in connection with the Proposed Transaction in order to comply with the requirements of the Rules, the Panel, or any other applicable legal or regulatory requirement.

5.	Confidentiality

I shall keep the possibility, terms and conditions of the Proposed Transaction and the existence of this Undertaking confidential until the Rule 2.5 Announcement is released, provided that I may disclose the same to the Company and its advisers in which case I shall procure that they observe confidentiality in the same terms. The Obligations in this paragraph 5 shall survive termination or lapse of this Undertaking.

6.	Implementation by way of takeover offer

6.1

I acknowledge that Xeris shall have (in accordance with the terms of the Transaction Agreement) the right and may elect at any time (with the consent of the Panel (if required) and whether or not the Scheme Document has then been despatched) to implement the Proposed Transaction by way of a takeover offer (the “Takeover Offer”), as opposed to by way of a Scheme, provided that:

6.1.1	Xeris has made that election in accordance with the terms of the Transaction Agreement; and

6.1.2

such Takeover Offer is made on terms at least as favourable in the aggregate as the terms of the Scheme (except in relation to the acceptance condition which will be set at 80% of the shares to which such Takeover Offer relates or such lesser percentage as Xeris may, with the consent of the Panel (if required), decide).

6.2

If such a Takeover Offer is made by Holdco (or any other member of the Xeris Group), I undertake and warrant that, notwithstanding any other provision of this Undertaking, any undertakings, agreements, warranties, appointments, consents and waivers in this Undertaking shall apply mutatis mutandis to such Takeover Offer and, in particular, I undertake to accept, or procure the acceptance of, such Takeover Offer, in respect of the Subject Shares. I further undertake, if so required by Xeris, to promptly execute or procure the execution of all such other documents as may be necessary for the purpose of giving Xeris the full benefit of the undertakings herein with respect to such Takeover Offer.

6.3	References in this Undertaking to:

6.3.1	the Scheme becoming effective shall be read as references to the Takeover Offer becoming or being declared unconditional in all respects;

6.3.2	the Scheme lapsing or being withdrawn shall be read as references to the lapse or withdrawal of the Takeover Offer; and

6.3.3	the Scheme Document shall be read as references to the Offer Document.

7.	Time of the essence

Any time, date or period mentioned in this Undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

8.	Lapse of undertaking

8.1	Notwithstanding any other provision of this Undertaking, this Undertaking (and all of my Obligations) shall lapse and cease to have any effect on and from the earliest of the following occurrences:

8.1.1	the Rule 2.5 Announcement is not released on 24 May 2021 or such later date as Xeris and the Company may agree;

8.1.2	Holdco publicly announces that it does not intend to make or proceed with the Acquisition (as defined in the Transaction Agreement);

8.1.3

the Acquisition (as defined in the Transaction Agreement) lapses or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Xeris electing to switch from a Scheme to a Takeover Offer in accordance with paragraph 6);

8.1.4	the Transaction Agreement is validly terminated in accordance with its terms; or

8.1.5	the Scheme becomes effective.

9.	Governing law

This Undertaking and any suit, action or proceedings that may arise out of or in connection with it shall be governed by and construed in accordance with the laws of Ireland and I agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Undertaking and, for such purposes, I irrevocably submit to the jurisdiction of such courts.

10.	Specific performance

Without prejudice to any other rights or remedies which you may have, I acknowledge and agree that damages may not be an adequate remedy for any breach by me of any of the Obligations and Xeris and/or Holdco shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of the Obligations and no proof of special damages shall be necessary for the enforcement by you of your rights.

11.	Severability

The covenants and undertakings contained in this Agreement and each part of them are entirely severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

12.	Interpretation

12.1	In this Undertaking, the following words and expressions shall have the meaning set opposite them:

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

“Applicable Requirements” means the requirements of the Act, the Rules and the requirements of any other applicable law or regulation or the requirements of any court or governmental or regulatory authority;

“Business Day” means any day, other than a Saturday, Sunday or public holiday in Dublin or London;

“Further Company Shares” means (i) any further shares in the share capital of the Company in respect of which I acquire an interest and in respect of which I am entitled to exercise, or direct the manner of exercise of, the voting of such shares and (ii) any other shares in the share capital of the Company that are attributable to or derived from any such further shares mentioned in limb (i) of this definition;

“interest” and “interested” have the meanings given to those terms in the Rules;

“Obligations” means my undertakings, agreements, warranties, appointments, consents and waivers set out in this Undertaking;

“Panel” means the Irish Takeover Panel;

“Relevant Securities” has the meaning given to that term in the Rules;

“Rules” means The Irish Takeover Panel Act 1997, Takeover Rules 2013;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Proposed Transaction, on the terms (including the conditions) and for the consideration set out in the Rule 2.5 Announcement and on such other terms and in such form not being inconsistent therewith as Xeris and the Company mutually agree in writing, including any revision hereof as may be so agreed between Xeris and the Company;

“Subsidiary” means in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Transaction Agreement” means the transaction agreement dated the on or around the date of this Undertaking between, amongst others, the Company, Holdco and Xeris;

“Strongbridge Options” means any options or awards outstanding under any Strongbridge Share Plans;

“Strongbridge Share Plans” shall have the meaning given to that term in the Transaction Agreement;

“Undertaking” means this deed of irrevocable undertaking; and

“Xeris Group”, means Xeris, Holdco, and each of their respective affiliates.

12.2	Unless otherwise defined, capitalised terms shall have the meaning given to them by the Rules.

13.	Assignment

Xeris may not assign any of its rights and obligations under this Undertaking without my prior written consent other than to Holdco or a body corporate under the same ultimate ownership as Xeris and then only if such body corporate is the “offeror” for the purposes of any Takeover Offer, in the event of such an assignment, any reference to “Xeris” shall be construed as a reference to such body corporate.

14.	Power of Attorney

14.1

In order to secure the performance of the Obligations, for so long as this Undertaking has not lapsed in accordance with paragraph 8, I hereby irrevocably appoint individually or collectively each and every one of the directors of Holdco (each, an “Attorney”) to be my attorney in my name and on my behalf to execute any form or forms of acceptance and/or such other documents and do such other acts or things (if any) as may be reasonably necessary to accept and/or vote in favour of the Scheme and/or to otherwise satisfy the Obligations in respect of my Subject Shares.

14.2	The power of attorney granted under this paragraph 14 shall at any time take effect as if it had individually named the persons who are at that time directors of Holdco.

14.3	Any action authorised under this power of attorney may be taken by any Attorney acting alone.

14.4

I hereby irrevocably undertake to ratify any such act committed in exercise of this power, if called upon to do so. I also acknowledge that this power of attorney is irrevocable until this Undertaking lapses in accordance with its terms.

15.	Acknowledgments and undertaking

15.1	I hereby accept and acknowledge that, subject to paragraph 8, the Obligations assumed pursuant to this Undertaking are irrevocable.

15.2

I hereby accept and acknowledge that I have not entered into this Undertaking relying on any statement or representation, whether or not made by Xeris or Holdco (or any of their respective directors, officers, employees or agents) or any other person and that nothing in this Undertaking obliges Xeris or Holdco to announce or proceed with the Scheme or despatch the Scheme Document in the event that it is not required to do so by the Rules.

15.3

I undertake to give such directions to the Nominee to take such acts and do such things as are necessary to give Xeris and Holdco the full benefit of this Undertaking. References in this Undertaking to Obligations on my part shall be construed to include obligations, wherever relevant, to procure that equivalent actions be taken by the Nominee.

15.4

The obligations and provisions set out in this Undertaking apply equally to the persons, if any, from whom I am to procure votes in favour of the resolutions to implement the Scheme pursuant to paragraph 3.1 above or acceptance of the Takeover Offer pursuant to the terms of paragraph 6 above (as the case may be) in respect of the Subject Shares held by those individuals (or, in the case of paragraph 2.2, any Relevant Securities in which I will acquire an interest, and I shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto.

Schedule 1

Part 1 - Company Share Details

Class	Number	Registered Holder	Ultimate Beneficial Owner
Ordinary	[ • ]	[ • ]	[ • ]

Part 2 - Convertible Shares Details

Date of grant	Number of shares under option/ award	Exercise Period	Exercise price
[ • ]	[ • ]	[ • ]	[ • ]

Schedule 2

Rule 2.5 Announcement

In witness whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document

EXECUTED AND DELIVERED as a deed By [ • ]
Signature
Witness to Signature of [ • ]:

Witness

Print Name of Witness

Print Address of Witness

Occupation of Witness